EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

OraSure Technologies, Inc.:

We consent to the use of our reports dated March 14, 2012, with respect to the consolidated balance sheets of OraSure Technologies, Inc. and subsidiaries as of December 31, 2011 and 2010, and the related consolidated statements of operations, stockholders’ equity and comprehensive loss and cash flows for each of the years in the three-year period ended December 31, 2011, and the effectiveness of internal control over financial reporting as of December 31, 2011, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus. Our report on the effectiveness of internal control over financial reporting as of December 31, 2011 contains an explanatory paragraph that states that OraSure Technologies, Inc. acquired DNA Genotek Inc. during 2011 and management excluded from its assessment of the effectiveness of OraSure Technologies, Inc.’s internal control over financial reporting as of December 31, 2011, DNA Genotek Inc.’s internal control over financial reporting associated with total assets of $56,534,999 (44.2% of total assets, of which $51,059,969 represents goodwill and intangibles) and total revenues of $6,215,929 (7.6% of total revenues), included in the consolidated financial statements of OraSure Technologies, Inc. as of and for the year ended December 31, 2011. Our audit of internal control over financial reporting of OraSure Technologies, Inc. also excluded an evaluation of internal control over financial reporting of DNA Genotek Inc.

/s/ KPMG LLP

Philadelphia, Pennsylvania

December 17, 2012